Exhibit 9.7

SHAREHOLDER’S AGREEMENT, dated as of [•], between Deltek, Inc., a Delaware corporation, and [•] (the “Award Holder”), who has been granted an equity award pursuant to the Company’s 2007 Stock Incentive and Award Plan (the “2007 Plan”), which award is evidenced by that certain Agreement, dated as of [•], between the Company and the Award Holder (the “Award Agreement”).

WHEREAS, the Award Agreement requires the Award Holder to enter into a Shareholder’s Agreement; and

WHEREAS, the Award Holder and the Company wish to provide for certain arrangements with respect to the Award Holder’s rights to hold and dispose of the shares of Common Stock acquired by the Award Holder pursuant to the Award Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Definitions.

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

1.2 “Affiliate Securities” shall mean any securities issued by an Affiliate of the Company.

1.3 “Agreement” shall mean this Shareholder’s Agreement, as may be amended, restated, supplemented or modified from time to time.

1.4 “Award Agreement” shall have the meaning ascribed to such terms in the introduction.

1.5 “Award Holder” shall have the meaning ascribed to such term in the introduction.

1.6 “Award Holder’s Cost” shall mean the per share exercise or purchase price (whichever is applicable) paid by the Award Holder to acquire the Common Stock as to which the Award Holder’s Cost is being determined (in each case, as such number may be adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Common Stock).

1.7 “Beneficially Owned” shall mean beneficially owned as determined under Rule 13d-3 promulgated under the Exchange Act, provided, that such determination shall be made without reference to the 60-day period provided for in Rule 13d-3(d)(1)(i).

1.8 “Board” shall mean the board of directors of the Company.

1.9 “Capital Transaction” shall mean any Stock Dividend, recapitalization (including any special dividend or distribution), reclassification, spin-off, partial liquidation or similar capital adjustments (including through merger or consolidation).

1.10 “Closing Price” of a share of Common Stock shall mean, on any day, the last reported sales price for such Common Stock on such day or, in the event no such sale takes place on such day, the average of the closing bid and asked prices for such Common Stock, in each case on the New York Stock Exchange or, if such Common Stock is not then listed or admitted to trading on such exchange, on the principal national securities exchange on which such Common Stock is listed or admitted to trading, or, if such Common Stock is not listed or admitted to trading on any such exchange, the average of the highest reported bid and lowest reported asked prices for such Common Stock as furnished by the National Association of Securities Dealers through the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) (or a similar organization if Nasdaq is no longer reporting such information).

1.11 “Common Stock” shall mean all shares of common stock, par value $0.001 per share, of the Company issued to the Award Holder pursuant to awards granted pursuant the 2007 Plan (including, without limitation, upon the exercise of stock options granted under the 2007 Plan). There shall be included within the term Common Stock (including Common Stock owned by the Award Holder) any common stock hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Company which may be issued after the date hereof in respect of, or in exchange for, shares of Common Stock pursuant to a Capital Transaction or otherwise.

1.12 “Company” shall mean Deltek, Inc., a Delaware corporation, and shall include any successor thereto by merger, consolidation, acquisition of substantially all the assets thereof, or otherwise.

1.13 “Company Product” shall mean any project-based business management and/or sales management software and/or other product that, as of the Termination Date, the Company or any of its Affiliates is developing, implementing, marketing and/or selling.

1.14 “Company’s Market Area” shall mean: (x) the United States (including each state and the District of Columbia), and (y) each country or territory other than the United States which accounted for at least two and one-half percent (2-1/2%) of software license revenue by the Company and its subsidiaries during the 12 months immediately prior to the Termination Date as reported on the Company’s financial statements.

1.15 “Competing Business” shall mean the business of (a) developing, implementing, marketing and/or selling any Company Products or Competing Products or (b) developing, providing, performing, marketing or selling any Competing Services.

1.16 “Competing Product” shall mean any product that competes with any Company Product.

1.17 “Competing Service” shall mean implementation, consulting, support, maintenance, development and/or training services relating to or in connection with the use of any Company Products or Competing Products.

1.18 “Competitive Activity” shall mean, directly or indirectly, (i) owning, managing, operating, joining, controlling, being employed by, or participating in the ownership, management, operation or control of, or being connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Competitor, or (ii) acting as a Competitor in an individual capacity; provided, that in no event (i) shall ownership by the Award Holder of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Exchange Act, standing alone, be considered Competitive Activity, so long as the Award Holder does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof, (ii) shall being employed by a Competitor, standing alone, be considered Competitive Activity, so long as (A) the Competitor has more than one discrete and readily distinguishable part of its business, (B) the Award Holder’s duties are not at or involving the part of the Competitor’s business that constitutes a Competing Business, including, without limitation, serving in a capacity where any Person involved in the part of the Competitor’s business that constitutes a Competing Business reports to the Award Holder and (C) the Award Holder notifies the Company of such employment prior to commencement of his or her employment with such Competitor, or (iii) shall being employed by a licensee of any Company Product and providing Competing Services to such licensee, standing alone, be considered Competitive Activity.

1.19 “Competitor” shall mean any Person that is engaged in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a Competing Business in the Company’s Market Area.

1.20 “Confidential or Proprietary Information” shall mean any non-public information about the Company or any Affiliate thereof which was acquired by the Award Holder during the Award Holder’s services to the Company or any Affiliate thereof and which has or is reasonably likely to have competitive value to the Company or any Affiliate thereof or to a Competitor, but excluding information that is or becomes generally available to the public other than as a result of a breach of this Agreement by the Award Holder.

1.21 “Convertible Securities” shall mean any option to acquire Common Stock, or any other equity security (as defined in Rule 3a11-1 promulgated under the Exchange Act) by which Common Stock may be acquired, in each case, granted pursuant to the 2007 Plan or received pursuant to awards granted pursuant to the 2007 Plan.

1.22 “Covered Person” shall mean the Award Holder if the Award Holder (i) is or was (x) an officer of the Company within the meaning of Rule 16a-1(f) promulgated under the Exchange Act or (y) any other officer who is or was at the level of Senior Vice President or higher, or (ii) Beneficially Owns at least 100,000 shares of Common Stock.

1.23 “Distribute” or “Distribution” shall have the meaning ascribed to such term in Section 4.2.

1.24 “Employee Agreement” shall mean any agreement between the Company and the Award Holder that contains non-competition, non-solicitation or confidentiality restrictions on the Award Holder.

1.25 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.26 “Expenses of Sale” shall mean all expenses incurred by the NMP Entities and their Affiliates in connection with any Transaction to the extent that such expenses are not paid or reimbursed by the Company.

1.27 “Fair Market Value” per share of the Common Stock on any date shall mean the average of the daily Closing Prices of the Common Stock on the twenty consecutive trading days immediately preceding such date.

1.28 “Investor Rights Agreement” shall mean the Investor Rights Agreement, dated as of April 22, 2005, by and among the NMP Entities, the Company and the other parties signatory to such agreement from time to time, as such agreement may be amended, restated, supplemented or modified from time to time, a copy of which as in effect on the date hereof has been made available to the Award Holder; any reference herein to a section thereof shall be to such section as the same may be amended, restated, supplemented or modified from time to time.

1.29 “Legal Representative” shall mean the guardian, executor, administrator or other legal representative of the Award Holder. All references herein to the Award Holder shall be deemed to include references to the Award Holder’s Legal Representative, if any, unless the context otherwise requires.

1.30 “NMP Entities” shall mean New Mountain Partners II, L.P., a Delaware limited partnership, New Mountain Affiliated Investors II, L.P., a Delaware limited partnership, and Allegheny New Mountain Partners, L.P., a Delaware limited partnership.

1.31 “Permitted Disclosure” means the disclosure of Confidential or Proprietary Information (i) made with the prior written consent of the Company or (ii) required to be disclosed by law or legal process.

1.32 “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.33 “Prohibited Disclosure” shall have the meaning ascribed to such term in Section 3.1.

1.34 “Prohibited Solicitation” shall have the meaning ascribed to such term in Section 3.1.

1.35 “Prohibitions” shall have the meaning ascribed to such term in Section 3.3.

1.36 “Public Offering” means a public offering of Common Stock pursuant to a registration statement (other than a Form S-8 or successor forms) filed with, and declared effective by, the Securities and Exchange Commission.

1.37 “Release Date” shall mean the date on which the Holders (as such term is defined in the Investor Rights Agreement) shall cease to Beneficially Own in the aggregate directly or indirectly securities representing at least 15% of the total number of votes that may be cast in the general election of directors of the Company.

1.38 “Representative” shall have the meaning ascribed to such term in Section 5.15(b).

1.39 “Repurchase Notice” shall have the meaning ascribed to such term in Section 3.2.

1.40 “Sale Obligations” shall mean any liabilities and obligations (including liabilities and obligations for indemnification, amounts paid into escrow and post-closing adjustments) incurred by the NMP Entities and their Affiliates in connection with any Transaction.

1.41 “Section 3.3 Called Shares” shall have the meaning ascribed to such term in Section 3.3.

1.42 “Section 3.3 Call Price” shall have the meaning ascribed to such term in Section 3.3.

1.43 “Selected Courts” shall have the meaning ascribed to such term in Section 5.4(b).

1.44 “Series A Preferred Stock” shall mean the shares of Series A preferred stock, par value $0.001 per share, of the Company.

1.45 “Stock Dividend” shall mean any stock split, stock dividend, reverse stock split or similar transaction which changes the number of outstanding shares of capital stock of the Company.

1.46 “Termination”, “Terminated” or “Terminates” shall mean that the Award Holder’s services to the Company and its subsidiaries shall have ceased for any reason whatsoever (including by reason of death, permanent disability or adjudicated incompetency).

1.47 “Termination Date” shall mean the date that the Award Holder’s services to the Company Terminates.

1.48 “Third Party” shall mean any Person other than any of the NMP Entities or an Affiliate thereof or a partner of any of the NMP Entities or of an Affiliate thereof.

1.49 “Transaction” shall mean any sale pursuant to Section 2.1.

Section 2. Rights and Restrictions on Common Stock.

2.1 Required Participation in Sale of Capital Stock by the NMP Entities. Notwithstanding any other provision of this Agreement to the contrary, if the NMP Entities shall propose to sell (including by exchange, in a business combination or otherwise) all or any portion of their shares of capital stock in a bona fide arm’s-length transaction, or the Company proposes to sell or otherwise transfer for value all or substantially all of the stock, assets or business (whether by merger, sale or otherwise) of the Company, (i) the NMP Entities, at their option, may require, in the case of a sale of capital stock owned by the NMP Entities, that the Award Holder sell a proportionate amount of the Award Holder’s shares of Common Stock (determined on the basis of the aggregate number of shares of Common Stock owned and the aggregate number of such shares of Common Stock being sold by the NMP Entities (assuming conversion, exchange or exercise of all Convertible Securities held by the NMP Entities and the Award Holder)) and waive any appraisal right that the Award Holder may have in connection with the Transaction and, (ii) in any case, if shareholder approval of the Transaction is required and the Company’s shareholders are entitled to vote thereon, the Award Holder shall vote all of the Award Holder’s shares of Common Stock in favor of such Transaction. Any sale of shares of Common Stock by the Award Holder pursuant to this Section 2.1 shall be for the same consideration per share, on substantially the same terms and subject to substantially the same conditions as the sale of shares of capital stock owned by the NMP Entities; provided, that the consideration per share, terms and conditions shall be adjusted as necessary to the extent the Award Holder and the NMP Entities are selling different types of capital stock; and provided, further, that there shall be no adjustment in the consideration per share in the event that the NMP Entities are also selling shares of Series A Preferred Stock. If the Award Holder sells any shares of Common Stock pursuant to this Section 2.1, the Award Holder shall pay and be responsible for the Award Holder’s proportionate share of the Expenses of Sale and the Sale Obligations. Notwithstanding the foregoing, from and after the effective date of the Company’s registration statement on Form S-1 (No. 333-142737), this Section 2.1 shall apply only to the Award Holder if the Award Holder is a Covered Person.

2.2 Option to Pay Cash. Notwithstanding anything contained to the contrary in Section 2.1, in connection with a sale by the NMP Entities pursuant to Section 2.1 where the consideration in such sale consists of or includes securities, if the sale of such securities to the Award Holder would require either a registration statement under the Securities Act of 1933, as amended, or preparation of a disclosure statement pursuant to Regulation D (or any successor regulation) under the Securities Act of 1933, as amended, or a similar provision of any state securities law, and such registration statement or disclosure statement is not otherwise being prepared in connection with the sale, then, at the option of the NMP Entities, the Award Holder may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by the Board, whose determination shall be final and binding.

2.3 Additional Actions by the Award Holder. In connection with any proposed Public Offering of securities of the Company, whether by any of the NMP Entities or the Company or otherwise, and whether or not the Award Holder is participating therein, the Award Holder agrees (i) to supply any information reasonably requested by the Company in connection with the preparation of a registration statement and/or any other documents relating to such Public

Offering, (ii) to execute and deliver any agreements and instruments reasonably requested by the Company to effectuate such Public Offering, including an underwriting agreement, a custody agreement and a “hold back” agreement pursuant to which the Award Holder will agree not to sell or purchase any securities of the Company (whether or not such securities are otherwise governed by this Agreement) for the same period of time following the Public Offering as is agreed to by the NMP Entities with respect to themselves and (iii) to otherwise comply with the provisions of Section 2 of the Investor Rights Agreement applicable to the Participating Holders (as defined therein). If the Company requests that the Award Holder take any of the actions referred to in clause (i), (ii) or (iii) of the previous sentence, the Award Holder shall take such action promptly but in any event within five days following the date of such request.

Section 3. Prohibited Activities.

3.1 Prohibition Against Certain Activities. The Award Holder agrees that the Award Holder will not at any time (a) disclose or furnish to any other Person or use for the Award Holder’s own or any other Person’s account any Confidential or Proprietary Information (other than in the course of the Award Holder’s services to the Company), except for Permitted Disclosures (a “Prohibited Disclosure”) or (b) directly or indirectly solicit for employment, including without limitation, recommending to any subsequent employer the solicitation for employment of, any employee of the Company or any Affiliate thereof (provided, that this clause (b) shall expire on the second anniversary of the Termination Date) (a “Prohibited Solicitation”).

3.2 Right to Purchase Shares. The Award Holder understands and agrees that the Company has provided for the Award Holder to hold shares of Common Stock in the Company to reward the Award Holder for the Award Holder’s future efforts and loyalty to the Company and its Affiliates by giving the Award Holder the opportunity to participate in the potential future appreciation of the Company. Accordingly, if (a) the Award Holder engages in any Prohibited Disclosure or breaches or violates the Award Holder’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Employee Agreement to which the Award Holder is a party, or (b) the Award Holder engages in any Prohibited Solicitation or breaches or violates any non-solicitation obligations under any Employee Agreement to which the Award Holder is a party, or (c) the Award Holder engages (at any time prior to the second anniversary of the Termination Date) in any Competitive Activity or breaches or violates any non-competition obligations under any Employee Agreement to which the Award Holder is a party, or (d) the Award Holder is convicted of a felony against the Company or any of its Affiliates, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice (the “Repurchase Notice”) to the Award Holder, to purchase all or any portion of the shares of Common Stock then held by the Award Holder. Notwithstanding the foregoing (but without limiting any other rights and remedies available to the Company), the Company shall not be entitled to purchase all or any portion of the shares of Common Stock of the Award Holder pursuant to this Section 3 with respect to a breach of:

(i) clause (a) of this Section 3.2 by reason of the Award Holder’s having disclosed Confidential or Proprietary Information, if the disclosure was not made in bad faith, such disclosure does not have a significant adverse impact on the Company and the Award Holder uses the Award Holder’s reasonable best efforts to minimize any adverse impact on the Company resulting from such disclosure; or

(ii) clause (c) of this Section 3.2, if the Award Holder acted in good faith, was unaware, after due inquiry, that such activity constituted a Competitive Activity or a breach or violation of any non-competition obligations under any Non-Competition Agreement or Employee Agreement to which the Award Holder is a party, and ceases all activities that constitute a Competitive Activity or such breach or violation promptly (and in any event within 30 days) after the Award Holder becomes aware that such activity constitutes a Competitive Activity or such breach or violation.

3.3 Purchase Price; Closing. The purchase price per share of the shares of Common Stock purchased pursuant to this Section 3 (the “Section 3.3 Called Shares”) shall be equal to the lesser of (i) ninety percent (90%) of the Award Holder’s Cost and (ii) the Fair Market Value of such share on the business day immediately preceding the date of repurchase (the lesser of (i) and (ii), the “Section 3.3 Call Price”). The closing of a purchase pursuant to this Section 3.3 shall take place at the principal office of the Company ten days following the date of the Repurchase Notice (and if such tenth day is not a business day, then the first business day thereafter), except that if the Company is prohibited from repurchasing any Section 3.3 Called Shares by any contractual obligation of the Company or any of its Affiliates, by the terms of any capital stock or by applicable law (collectively, “Prohibitions”), the closing of such purchase shall take place on the first practicable date on which the Company is permitted to purchase such Section 3.3 Called Shares but no interest shall be paid to the Award Holder on the Section 3.3 Call Price during such period. If at any time the Prohibitions shall cease to be applicable to any portion of the Section 3.3 Called Shares not purchased, then the Company shall purchase such portion on the first practicable date on which the Company is permitted to do so. At such closing, the Award Holder shall sell, convey, transfer, assign and deliver to the Company all right, title and interest in and to the Section 3.3 Called Shares, which shall constitute (and, at the closing, the Award Holder shall represent, warrant and certify the same to the Company in writing) good and unencumbered title to such shares, free and clear of all liens, security interests, encumbrances and adverse claims of any kind and nature (other than those in favor of the Company and the NMP Entities pursuant to this Agreement), and shall deliver to the Company a certificate representing the shares duly endorsed for transfer, or accompanied by appropriate stock transfer powers duly executed, and with all necessary transfer tax stamps affixed thereto at the expense of the Award Holder, and the Company shall deliver to the Award Holder, in full payment of the Section 3.3 Call Price payable for each Section 3.3 Called Share, a check payable to the order of the Award Holder, in an amount equal to the Section 3.3 Call Price multiplied by the aggregate number of Section 3.3 Called Shares. Notwithstanding anything herein to the contrary, from and after the date of the Repurchase Notice, the Award Holder shall not have any rights with respect to any of the Section 3.3 Called Shares, except to receive the purchase price therefor.

3.4 Purchase in Connection with a Transaction. Notwithstanding anything to the contrary set forth in Section 2.1, if at the time of a Transaction in which the Award Holder is participating, the Company is entitled to purchase the Award Holder’s shares of Common Stock pursuant to this Section 3, and if the Section 3.3 Call Price would be less than the proceeds per share to the Award Holder from such Transaction, then the Award Holder shall be entitled to receive for each share of Common Stock only the Section 3.3 Call Price, with the balance of the proceeds of sale in the Transaction being remitted to the other shareholders of the Company participating in such Transaction pro rata in accordance with their respective participation in such Transaction.

3.5 Inapplicability to Board Members. This Section 3 shall not apply to the Award Holder if the Award Holder is a member of the Board, unless the Award Holder is (or, prior to the Termination Date (if applicable), was) also an employee of the Company or any of its subsidiaries.

Section 4. Termination

4.1 Termination of Restrictions and Rights. Notwithstanding any other provision of this Agreement to the contrary, but subject to the restrictions of all applicable federal and state securities laws, including the restrictions in this Agreement relating thereto, from and after the Release Date the Award Holder shall no longer be entitled to any of the rights contained in this Agreement. Without limiting the generality of the foregoing, from and after the Release Date, the provisions of Sections 2 and 3 shall terminate and have no further force or effect.

4.2 Distribution. Notwithstanding any other provision of this Agreement to the contrary, but subject to the restrictions of all applicable federal and state securities laws, including the restrictions in this Agreement relating thereto, if the NMP Entities shall distribute all or any portion of the shares of Common Stock owned by the NMP Entities to their limited partners in a pro rata distribution (based upon the limited partners’ relative partnership interests) made to all of their limited partners (“Distribute” or a “Distribution”), then the Award Holder shall be released from all obligations and restrictions, and shall no longer be entitled to any of the rights, contained in this Agreement, including those arising under Sections 2 and 3, with respect to the percentage of the Award Holder’s shares of Common Stock as the NMP Entities have Distributed determined on the basis of the aggregate number of shares of Common Stock owned and the aggregate number of such shares of Common Stock being Distributed by the NMP Entities (assuming conversion, exchange or exercise of all Convertible Securities held by the NMP Entities)). The NMP Entities shall notify the Award Holder in writing of any Distribution no later than 30 days after any such Distribution.

Section 5. Miscellaneous.

5.1 Distributions. In the event of any dividend, distribution or exchange paid or made in respect of the Common Stock consisting of Affiliate Securities, (a) the restrictions and rights with respect to the Common Stock that are contained in this Agreement shall be applicable to the Affiliate Securities without further action of the parties (with the references to Common Stock being deemed references to the Affiliate Securities and the references to the Company being deemed references to the Affiliate), and (b) as a condition precedent to the receipt of the Affiliate

Securities by the Award Holder, the Award Holder shall enter into a shareholders’ agreement containing terms substantially equivalent to those contained herein with respect to the Affiliate Securities (but reflecting the economics of the dividend, distribution or exchange and the capitalization of the Affiliate). The Board, in good faith, shall determine such terms and its determination shall be final and binding on the Award Holder.

5.2 Further Assurances. Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.3 Stock Certificate Legend. All certificates representing Common Stock held by the Award Holder (unless registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) shall bear the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. The securities may not be offered for sale, sold, transferred or otherwise disposed of except in compliance with such Act or laws and except in accordance with the provisions of a Shareholder’s Agreement with the Company, a copy of which is available for inspection at the offices of the Company.”

5.4 Governing Law; Venue; Service of Process; Waiver of Jury Trials.

(a) Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

(b) Venue and Service of Process. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the federal and state courts located in the State of New York in New York County (collectively, the “Selected Courts”) for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any action or proceeding relating thereto except in the Selected Courts, provided, that, a party may commence any action or proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of any process, summons, notice or document in any action or proceeding by registered first-class mail, postage prepaid, return receipt requested or by nationally recognized courier guaranteeing overnight delivery in accordance with Section 5.7 hereof and agrees that such service of process shall be effective service of process for any action or proceeding brought against it in any such court, provided, that, nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; (iii) waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the Selected Courts; and (iv) waives and agrees not to plead or claim in any court that any such action or proceeding brought in any such Selected Court has been brought in an inconvenient forum.

(c) Waiver of Jury Trial. WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH OF THE PARTIES HEREBY IRREVOCABLY, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. SUCH ACTION OR PROCEEDING SHALL INSTEAD BE TRIED IN A SELECTED COURT BY A JUDGE SITTING WITHOUT A JURY.

5.5 Specific Performance. The parties hereto acknowledge that there will be no adequate remedy at law for a violation of any of the provisions of this Agreement and that, in addition to any other remedies which may be available, all of the provisions of this Agreement shall be specifically enforceable in accordance with their respective terms.

5.6 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

5.7 Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)	If to the Company:

Deltek, Inc.

13880 Dulles Corner Lane

Herndon, VA 20171

Attention: Corporate Secretary

Facsimile: (703) 734-1146

(b)	with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Aviva F. Diamant, Esq.

Facsimile: (212) 859-4000

(c) If to the Award Holder, to the most recent address for the Award Holder set forth in the books and records of the Company and, if to the Legal Representative, to such Person at the address of which the Company is notified in accordance with this Section 5.7.

(d) All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

5.8 Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any of their respective successors, personal representatives and permitted assigns who agree in writing to be bound by the terms hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Award Holder without the prior written consent of the Company. In addition, each of the NMP Entities shall be a third party beneficiary of this Agreement and shall be entitled to enforce this Agreement. In connection with the transfer of any securities of the Company held by an NMP Entity, each NMP Entity shall be entitled to assign its rights hereunder (including its rights as a third party beneficiary) to an Affiliate of such NMP Entity or a partner of such NMP Entity or Affiliate and to a Third Party.

5.9 Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Company, the Award Holder and the NMP Entities; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

5.11 Entire Agreement. This Agreement, the Employee Agreement (if applicable), the Investor Rights Agreement and any other agreement referenced herein constitute the entire agreement, and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

5.12 Withholding. The Company shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld. The Award Holder agrees to indemnify the Company against any federal, state and local withholding taxes for which the Company may be liable in connection with the Award Holder’s acquisition, ownership or disposition of any Common Stock.

5.13 No Right to Continued Services. This Agreement shall not confer upon the Award Holder any right to continue to provide services to the Company or any Affiliate thereof, nor shall it interfere in any way with the right of the Shareholders of the Company, or the Company or any Affiliate thereof, to terminate the Award Holder’s services at any time.

5.14 Defaults. A default by any party to this Agreement in such party’s compliance with any of the conditions or covenants hereof or performance of any of the obligations of such party hereunder shall not constitute a default by any other party.

5.15 Possession of Certificates; Power of Attorney.

(a) In order to provide for the safekeeping of the certificates representing the shares of Common Stock held by the Award Holder pursuant hereto and to facilitate the enforcement of the terms and conditions hereof, at any time requested by the Company or the NMP Entities (i) the Award Holder shall redeliver to the Company, and the Company shall retain physical possession of, all certificates representing shares of Common Stock held by the Award Holder pursuant hereto and (ii) the Award Holder shall deliver to the Company an undated stock power, duly executed in blank, for each such certificate. The Award Holder shall be relieved of any obligation otherwise imposed by this Agreement to deliver certificates representing shares of Common Stock if the same are in the custody of the Company. After the Release Date, or, upon written request by the Award Holder therefor, the Company shall deliver to the Award Holder any certificates in its custody representing the Award Holder’s shares of Common Stock and return or destroy any stock powers executed by the Award Holder with respect to such certificates (any such destruction to be certified by an officer of the Company). Prior to the Release Date, the Company shall, upon written request by the Award Holder therefor, also deliver to the Award Holder any certificates in its custody representing any portion of Award Holder’s shares of Common Stock that the Award Holder intends to sell or transfer.

(b) The Award Holder hereby irrevocably appoints the NMP Entities, and each of them (individually and collectively, the “Representative”), the Award Holder’s true and lawful agent and attorney-in-fact, with full powers of substitution, to act in the Award Holder’s name, place and stead, to do or refrain from doing all such acts and things, and to execute and deliver all such documents, as the Representative shall deem necessary or appropriate in connection with a public offering of securities of the Company or a sale pursuant to Section 2.1 to execute and deliver on behalf of the Award Holder a purchase and sale agreement and any other agreements and documents that the Representative deems necessary in connection with any such sale, and in the case of a public offering, to execute and deliver on behalf of the Award Holder an underwriting agreement, a “hold back” agreement, a custody agreement, a power of attorney and any other agreements and documents that the Representative deems necessary in connection with any such public offering, and in the case of any sale pursuant to Section 2.1 and any public offering, to receive on behalf of the Award Holder the proceeds of the sale or public offering of the Award Holder’s shares, to hold back from any such proceeds any amount that the Representative deems necessary to reserve against the Award Holder’s share of any Expenses of Sale and Sale Obligations and to pay such Expenses of Sale and Sale Obligations. The Award Holder hereby ratifies and confirms all that the Representative shall do or cause to be done by virtue of its appointment as the Award Holder’s agent and attorney-in-fact. In acting for the Award Holder pursuant to the appointment set forth in this Section 5.15(b), the Representative shall not be responsible to the Award Holder for any loss or damage the Award Holder may suffer by reason of the performance by the Representative of its duties under this Agreement, except for loss or damage arising from willful violation of law or gross negligence by the Representative in the performance of its duties hereunder. The appointment of the Representative shall be deemed coupled with an interest and as such shall be irrevocable and shall survive the death, incompetency, mental illness or insanity of the Award Holder, and any person dealing with the Representative may conclusively and absolutely rely, without inquiry, upon any act of the Representative as the act of the Award Holder in all matters referred to in this Section 5.15(b).

5.16 General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

5.17 Disclosure of Confidential or Proprietary Information. The Award Holder agrees that, if the Award Holder shall be required by legal process or by law to divulge any Confidential or Proprietary Information, the Award Holder shall provide the Company with prompt written notice of each request so that the Company may seek an appropriate protective order or other appropriate remedy, and the Award Holder shall cooperate with the Company to obtain a protective order or other remedy; and, in the event that a protective order or other remedy is not obtained, the Award Holder shall furnish only that portion of such information which, in the opinion of its counsel, the Award Holder is legally compelled to disclose and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto, all as of the date first above written.

DELTEK, INC.

By:
Name:
Title:

AWARD HOLDER

Name:

The undersigned acknowledges that the undersigned has read the foregoing Agreement between Deltek, Inc. and the undersigned’s spouse, understands that the undersigned’s spouse holds shares of Common Stock subject to the provisions of such Agreement and agrees to be bound by the foregoing Agreement.

Award Holder’s Spouse